Exhibit 99.1

AcelRx Pharmaceuticals Reports Second Quarter 2019 Financial Results

51 REMS-certified facilities and 43 formulary approvals since launch

Entered second phase of commercial plan moving from 15 hospital account managers to 40 in July

$91.5 million of cash and short-term investments at June 30, 2019

REDWOOD CITY, Calif., August 5, 2019 – AcelRx Pharmaceuticals, Inc. (Nasdaq: ACRX), (AcelRx), a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for use in medically supervised settings, today reported its second quarter 2019 financial results.

“We successfully executed our first full quarter of launch with only 15 hospital account managers focused on gaining early approval for use of DSUVIA, leading to 51 REMS-certified facilities to date,” said Vince Angotti, Chief Executive Officer of AcelRx. “The widespread appreciation of DSUVIA’s unique pharmacokinetic profile and route of administration is evident in the diversity of REMS-certified facilities such as hospitals, ambulatory surgical centers, and procedural centers including orthopedic, vascular, plastic surgery and wound care.  We have strong momentum heading into the second half of the year, particularly now that we have our commercial organization at full strength with 40 hospital account managers,” continued Angotti.

Second Quarter and Recent Highlights

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51 REMS-certified healthcare facilities now approved to purchase and use DSUVIA within their healthcare settings, two thirds of which occurred since June 15; 43 formulary approvals achieved since launch

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Completed the second phase of commercial team hiring effective July 1, as planned, increasing the number of hospital account managers from 15 to 40; the balance of the commercial launch organization now also includes 7 market access personnel and 7 medical science liaisons in place to educate healthcare professionals on the benefits of DSUVIA for their patients and their institutions

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Refinanced previously existing senior secured debt facility in the amount of $25.0 million, providing the Company with a lower cost of capital, lower debt service, and $15.9 million in net proceeds after the $8.9 million repayment of its outstanding obligations

●	Added as a member of the Russell 2000® and Russell 3000® Indexes effective July 1, 2019

Financial Information

●	Cash, cash equivalents and short-term investments balance of $91.5 million as of June 30, 2019;

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Combined R&D and SG&A expenses for the second quarter of 2019 totaled $12.5 million compared to $7.2 million for the second quarter of 2018. Excluding stock-based compensation expense, these amounts were $11.2 million for the second quarter of 2019 compared to $6.2 million for the second quarter of 2018. R&D and G&A expenses for the first half of 2019 totaled $23.8 million compared to $14.7 million in the first half of 2018. Excluding stock-based compensation expense, these figures were $21.5 million for the first half of 2019 compared to $12.8 million for the first half of 2018. The increase in R&D and SG&A expenses is primarily due to increased personnel-related expenses for the commercial launch of DSUVIA. See the “Reconciliation of Non-GAAP Financial Measures” table below for a reconciliation of the non-GAAP operating expenses described above to their related GAAP measures;

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Net cash outflow for the second quarter of 2019 was $14.6 million, not including the $15.9 million in net proceeds from the refinancing of our senior secured debt which included $1.8 million in debt service;

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For the second quarter of 2019, net loss was $12.4 million, or $0.16 per basic and diluted share, compared to $10.5 million, or $0.20 per basic and diluted share, for the second quarter of 2018. Net loss for the first half of 2019 was $26.1 million, or $0.33 basic and diluted net loss per share, compared to $22.1 million, or $0.43 basic and diluted net loss per share, for the prior year period.

2019 Guidance

AcelRx added the number of REMS-certified facilities as another metric in addition to formulary approvals. These combined metrics provide a more comprehensive measure of healthcare facilities, including hospitals, ambulatory surgery centers, and other medically supervised settings which are purchasing or are certified to purchase DSUVIA. Our expectation is there will be 125 REMS-certified facilities by the end of 2019, which is in line with the 125 formulary wins expected by the end of 2019. As we gain more experience with the launch, we plan to provide updates on both metrics measuring access to medically supervised settings.

Quarterly combined R&D and SG&A expense for the remaining quarters of 2019 is expected to remain in the range of $16 million to $18 million, which includes approximately $2 million of non-cash stock-based compensation per quarter. Quarterly debt service for the last two quarters of the year is expected to approximate $0.6 million.

Quarterly non-cash interest income for the rest of 2019 is expected to approximate $1.0 million mainly attributed to the accounting for the reduction in the expected liability related to the previously recorded sale of Zalviso royalties and milestones.

2019 financial guidance is based on the Company’s current expectations and are forward-looking statements. Actual results could differ materially depending on market conditions and the factors set forth under the safe harbor statements below.

Webcast and Conference Call Information

As previously announced, AcelRx will host a live webcast Monday, August 5, 2019 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss these financial results and provide other corporate updates. The webcast is accessible by visiting the Investors page of the company's website at www.acelrx.com and clicking on the webcast link. The webcast will be accompanied by a slide presentation. Investors who wish to participate in the conference call may do so by dialing (866) 361-2335 for domestic callers, (855) 669-9657 for Canadian callers or (412) 902-4204 for international callers. A webcast replay will be available on the AcelRx website for 90 days following the call by visiting the Investor page of the company's website at www.acelrx.com.

About DSUVIA (sufentanil sublingual tablet), 30 mcg
DSUVIA®, known as DZUVEO™ in Europe, approved by the FDA in November 2018, is indicated for use in adults in a certified medically supervised healthcare setting, such as hospitals, surgical centers, and emergency departments, for the management of acute pain in adult patients severe enough to require an opioid analgesic, and for which alternative treatments are inadequate. DSUVIA was designed to provide rapid analgesia via a non-invasive route and to eliminate dosing errors associated with IV administration. DSUVIA is a single-strength solid dosage form administered sublingually via a single-dose applicator (SDA) by healthcare professionals. Sufentanil is an opioid analgesic currently marketed for intravenous (IV) and epidural anesthesia and analgesia. The sufentanil pharmacokinetic profile when delivered sublingually avoids the high peak plasma levels and short duration of action observed with IV administration. The European Medicines Agency (EMA) approved DZUVEO for marketing in Europe in June 2018 and the Company is currently in discussions with potential European marketing partners.

For more information, please visit www.DSUVIA.com.

About AcelRx Pharmaceuticals, Inc.
AcelRx Pharmaceuticals, Inc. is a specialty pharmaceutical Company focused on the development and commercialization of innovative therapies for use in medically supervised settings.  AcelRx's proprietary, non-invasive sublingual formulation technology delivers sufentanil with consistent pharmacokinetic profiles. The Company has one approved product in the U.S., DSUVIA® (sufentanil sublingual tablet, 30 mcg), known as DZUVEO™ in Europe, indicated for the management of acute pain severe enough to require an opioid analgesic for adult patients in certified medically supervised healthcare settings, and one product candidate, Zalviso® (sufentanil sublingual tablet system, SST system, 15 mcg), an investigational product in the U.S., is being developed as an innovatively designed patient-controlled analgesia (PCA) system for reduction of moderate-to-severe acute pain in medically supervised settings. DZUVEO and Zalviso are both approved products in Europe.

For additional information about AcelRx, please visit www.acelrx.com.

Non-GAAP Financial Measures
To supplement AcelRx's financial results and guidance presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures in this press release, in particular, excluding stock-based compensation expense from its operating expenses. The Company believes that this non-GAAP financial measure provides useful supplementary information to, and facilitates additional analysis by, investors and analysts. In particular, the Company believes that this non-GAAP financial measure, when considered together with the Company's financial information prepared in accordance with GAAP, can enhance investors' and analysts' ability to meaningfully compare the Company's results from period to period and to its forward-looking guidance. In addition, this type of non-GAAP financial measure is regularly used by investors and analysts to model and track the Company's financial performance. AcelRx's management also regularly uses this non-GAAP financial measure internally to understand, manage and evaluate the Company's business and to make operating decisions. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with AcelRx's condensed consolidated financial statements prepared in accordance with GAAP. The non-GAAP financial measures in this press release and the accompanying tables have limits in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to 2019 guidance regarding the number of REMS-certified facilities and formulary approvals, quarterly operating expenses and stock-based compensation expense, and quarterly non-cash interest income. These and any other forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipates,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or the negative of these words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied by such statements. Although it is not possible to predict or identify all such risks and uncertainties, they may include, but are not limited to, those described in the Company’s annual, quarterly and current reports (i.e., Form 10-K, Form 10-Q and Form 8-K) as filed or furnished with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date such statements were first made. To the degree financial information is included in this press release, it is in summary form only and must be considered in the context of the full details provided in the Company’s most recent annual, quarterly or current report as filed or furnished with the SEC. The Company’s SEC reports are available at www.acelrx.com under the “Investors” tab. Except to the extent required by law, the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Media Contacts:	Investor Contacts:
Theresa Dolge, Evoke	Raffi Asadorian, CFO, AcelRx
215-928-2748	investors@acelrx.com
theresa.dolge@evokegroup.com

Jessica Ross, Evoke	Brian Korb, Solebury Trout
215-928-2346	646-378-2923
jessica.ross@evokegroup.com	investors@acelrx.com

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Selected Financial Data
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2019	2018	2019	2018
Statement of Comprehensive Loss Data

Revenue:
Net product sales	$55	$-	$102	$-
Collaboration agreement	886	351	1,104	625
Contract and other	-	467	-	536
Total revenue	941	818	1,206	1,161

Operating costs and expenses:
Cost of goods sold (1)	1,810	749	3,040	1,863
Research and development (1)	1,163	3,278	2,540	6,791
Selling, general and administrative (1)	11,329	3,944	21,305	7,929
Total operating costs and expenses	14,302	7,971	26,885	16,583
Loss from operations	(13,361)	(7,153)	(25,679)	(15,422)

Other income (expense):
Interest expense	(500)	(586)	(876)	(1,229)
Interest income and other income (expense), net	456	195	1,083	331
Non-cash interest income (expense) on liability related to sale of future royalties	996	(2,995)	(611)	(5,811)
Total other income (expense)	952	(3,386)	(404)	(6,709)
Provision for income taxes	(3)	(2)	(3)	(2)
Net loss	$(12,412)	$(10,541)	$(26,086)	$(22,133)

Basic and diluted net loss per common share	$(0.16)	$(0.20)	$(0.33)	$(0.43)

Shares used in computing basic and diluted net loss per common share	78,902	51,842	78,846	51,389

(1) Includes the following non-cash, stock-based compensation expense:

Cost of goods sold	$68	$74	$129	$161
Research and development	233	377	457	809
Selling, general and administrative	1,045	597	1,867	1,158
Total	$1,346	$1,048	$2,453	$2,128

	June 30, 2019	December 31, 2018
Selected Balance Sheet Data
Cash, cash equivalents and investments	$91,546	$105,715
Total assets	115,112	120,533
Total liabilities	133,531	116,280
Total stockholders' (deficit) equity	(18,419)	4,253

Reconciliation of Non-GAAP Financial Measures
(Operating Expenses less associated stock-based compensation expense)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2019	2018	2019	2018

Operating expenses (GAAP):
Research and development	$1,163	$3,278	$2,540	$6,791
Selling, general and administrative	11,329	3,944	21,305	7,929
Total operating expenses	12,492	7,222	23,845	14,720
Less associated stock-based compensation expense	1,278	974	2,324	1,967
Operating expenses (non-GAAP)	$11,214	$6,248	$21,521	$12,753